COMPENSATION RECOUPMENT (CLAWBACK) POLICY

PURPOSE

    In accordance with the applicable rules of The New York Stock Exchange Listed Company Manual (the “NYSE Rules”), Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 10D-1”), the Board of Directors (the “Board”) of Civeo Corporation (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive-based Compensation from Executive Officers. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in Definitions, below.

POLICY

    It is the policy of the Company that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements

ADMINISTRATION

    This Policy is administered by the Compensation Committee (the “Committee”) of the Board and is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Rule 10D-1.

DEFINITIONS

    For purposes of this Policy:

    “Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023 and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s share price or total shareholder return.

    Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

    “Covered Executive” means any “executive officer” of the Company as defined under Rule 10D-1.

    “Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy, as determined pursuant to Rule 10D-1, and any transition period of less than nine months that is within or immediately following such three fiscal years.

    If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on share price or total shareholder return, the Committee will
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determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant share price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined on a pre-tax basis. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

    The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under the New York Stock Exchange listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

    Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy. The Company shall not indemnify any Covered Executive against the loss of any Incentive-Based Compensation pursuant to this Policy.

AMENDMENT; TERMINATION

    The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this section to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE rule.

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CLAWBACK POLICY
ACKNOWLEDGEMENT AND ACCEPTANCE FORM
By signing below, the undersigned covered executive (the “Covered Executive”) acknowledges and confirms that the Covered Executive has received and reviewed a copy of the Compensation Recoupment (Clawback) Policy (the “Policy”), and for good and valid consideration, including continuing participation in the Company’s incentive compensation programs, the receipt and sufficiency of which the Covered Executive hereby acknowledges, the Covered Executive will be bound by and abide by the Policy as follows:
(a)the Covered Executive is and will continue to be subject to the Policy, as interpreted or modified from time to time, and the Policy will apply both during and after the Covered Executive’s employment with the Company;
(b)to the extent necessary to comply with the Policy, the Company hereby amends any employment agreement, equity award agreement or similar agreement that the Covered Executive is a party to with the Company;
(c)the Covered Executive will not be entitled to and hereby knowingly, voluntarily and intentionally waives any (i) indemnification for any liability or loss incurred by the Covered Executive in connection with or as a result of any action taken by the Company to enforce the Policy (such action, a “Clawback Proceeding”) and (ii) indemnification or advancement of any expenses (including attorneys’ fees) from the Company and or any subsidiary of the Company incurred by the Covered Executive in connection with any Clawback Proceeding; provided, however, if the Covered Executive is successful on the merits in the defense of any claim asserted against the Covered Executive in a Clawback Proceeding, the Covered Executive will be indemnified for the expenses (including attorneys’ fees) the Covered Executive reasonably incurred to defend such claim; and
(d)the Company is not responsible for and shall not make the Covered Executive whole for any effect under any tax law or regulation of the recovery of any compensation pursuant to the Policy, or for any taxes paid by the Covered Executive on compensation that is subject to recovery or is recovered pursuant to the Policy.

Signature

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Date

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